UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

ASTA FUNDING, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-26906	22-3388607
(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 567-5648

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 5.07 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.07 Submission of Matters to a Vote of Security Holders

At the annual meeting of stockholders of Asta Funding, Inc. (the “Company,” “we” or “us”) held on June 19, the holders of our outstanding stock took the actions described below. As of the record date for the annual meeting, 12,941,639 shares of common stock were issued and outstanding, each entitled to one vote per share.

1. The stockholders elected Arthur Stern, Gary Stern, Herman Badillo, Edward Celano, Harvey Leibowitz, Louis A. Piccolo, and David Slackman to serve on our board of directors for a one-year term. The results of the voting are as follows:

	For	Withheld	Broker Non-Votes
Arthur Stern	5,772,829	2,951,187	1,546,044
Gary Stern	7,876,437	797,579	1,546,044
Herman Badillo	7,765,773	908,243	1,546,044
Edward Celano	6,471,622	2,202,394	1,546,044
Harvey Leibowitz	6,472,080	2,201,936	1,546,044
Louis A. Piccolo	7,731,907	1,302,109	1,546,044
David Slackman	6,483,692	2,190,324	1,546,044

2. The stockholders also approved a proposal to ratify the selection of WeiserMazars LLP as our independent auditor for the 2013 fiscal year. The voting results for this proposal were 9,894,076 shares for, 245,759 shares against, and 80,225 shares abstained.

3. The stockholders approved a proposal to approve, ratify and confirm the adoption of the stockholder rights plan adopted by the Board of Directors pursuant to the Rights Agreement, dated as of August 23, 2012 between the Company and American Stock Transfer and Trust Co., LLC. The voting results for this proposal were 5,091,907 shares for, 3,571,390 shares against, 10,718 shares abstained and 1,546,045 broker non-votes.

4. The stockholders did not approve an amendment to our Certificate of Incorporation to permit stockholder action to be taken only at a duly called annual or special meeting of stockholders and to eliminate action by written consent of stockholders. The voting results for this proposal were 5,145,347 shares for, 3,504,607 shares against, 1,546,046 shares abstained and 1,546,046 broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: June 25, 2013	By:	/s/ Robert J. Michel
Robert J. Michel
Chief Financial Officer